Exhibit 99.1

SoftBank Group to Acquire Fortress Investment Group for $3.3 Billion

Acquisition Brings Additional Investment Leadership and Expertise to SoftBank

Fortress Principals to Continue to Lead Business Independently

TOKYO, JAPAN and NEW YORK, NY, February 14, 2017 – SoftBank Group Corp. (“SoftBank” or “SBG”) and Fortress Investment Group LLC (NYSE: FIG) (“Fortress”) today announced that they have entered into a definitive merger agreement under which SoftBank will acquire Fortress for approximately $3.3 billion in cash.

Under the terms of the merger agreement, which was unanimously approved by a Special Committee of Independent Directors of Fortress’s Board of Directors and Fortress’s full Board of Directors, each Fortress Class A shareholder will receive $8.08 per share, which represents a premium of 38.6% to the closing price of Fortress Class A common stock on February 13, 2017, and a premium of 51.2% to Fortress’s 3-month volume-weighted average price, excluding dividends. In addition, each Fortress Class A shareholder may receive up to two regular quarterly dividends prior to the closing, each in an amount not to exceed $0.09 per Class A Share. Fortress plans to maintain its current base dividend of $0.09 per share for the fourth quarter of 2016 and, if closing does not occur prior to the applicable payment date, for the first quarter of 2017.

Pete Briger, Wes Edens and Randy Nardone (the “Fortress Principals”) have agreed to continue to lead Fortress, and have committed to invest 50% of their after-tax proceeds from the transaction in Fortress-managed funds and vehicles, underscoring a deep alignment with the interests of Fortress’s limited partner investors, and in equity securities of SoftBank and SoftBank-managed funds and vehicles. In addition, the Fortress Principals have agreed to vote shares representing an aggregate of 34.99% of the outstanding Fortress voting shares held by them in favor of the transaction.

Fortress’s senior investment professionals will remain in place and will retain their significant participation interests in fund performance. Fortress will operate within SoftBank as an independent business headquartered in New York, and SoftBank is committed to maintaining the leadership, business model, brand, personnel, processes and culture that have supported Fortress’s success to date.

“Fortress’s excellent track record speaks for itself, and we look forward to benefitting from its leadership, broad-based expertise and world-class investment platform,” said Masayoshi Son, Chairman and CEO of SoftBank Group Corp. “For SoftBank, this opportunity will immediately help expand our group capabilities, and, alongside our soon-to-be-established SoftBank Vision Fund platform, will accelerate our SoftBank 2.0 transformation strategy of bold, disciplined investment and world class execution to drive sustainable long-term growth.”

“SoftBank is an extraordinary company that has thrived under the visionary leadership of Masayoshi Son,” said Fortress Co-Chairmen Pete Briger and Wes Edens. “We are very pleased to announce an agreement setting our business on a great path forward as part of SoftBank, while creating significant value for our shareholders. We join a company with tremendous scale and resources, and a culture completely aligned with our focus on performance, service and innovation. We anticipate substantial benefits for our investors and business as a whole, and we have never been more optimistic about our prospects going forward.”

Under the terms of the agreement, SoftBank can bring in partners for a portion of the investment. Nizar Al-Bassam and Dalinc Ariburnu of F.A.B. Partners, who arranged the transaction, will continue to advise SoftBank with respect to Fortress.

The transaction is subject to approval by Fortress shareholders, certain regulatory approvals and other customary closing conditions, and is expected to close in the second half of 2017.

Advisors

J.P. Morgan Securities LLC acted as financial advisor, Weil, Gotshal & Manges LLP and Kirkland & Ellis LLP provided legal counsel, and KPMG LLP acted as accounting and tax advisor to SoftBank. Morgan Stanley & Co. LLC acted as financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel to Fortress. Paul, Weiss, Rifkind, Wharton & Garrison LLP provided legal counsel to the Fortress Principals. Evercore acted as financial advisor, and Davis Polk & Wardwell LLP provided legal counsel to the Special Committee of Fortress’s Board of Directors.

About SoftBank Group

The SoftBank Group is a global technology player that aspires to drive the Information Revolution. The SoftBank Group is comprised of the holding company SoftBank Group Corp. (TOKYO: 9984) and its global portfolio of companies, which includes advanced telecommunications, internet services, AI, smart robotics, IoT and clean energy technology providers. In September 2016, ARM Holdings plc, the world’s leading semiconductor IP company, joined the SoftBank Group. To learn more, please visit www.softbank.com.

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with 1,100 employees and $70.1 billion in assets under management as of September 30, 2016. Founded in 1998, Fortress manages assets on behalf of over 1,750 institutional clients and private investors worldwide across a range of private equity, credit, real estate and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

Contacts

SoftBank Group

Japan:

SoftBank Group Corp. Corporate Communications

+81.3.6889.2300

sbpr@softbank.co.jp

or

United States:

Sard Verbinnen & Co

SoftBank-SVC@sardverb.com

San Francisco

Paul Kranhold / Megan Bouchier

+1 (415) 618-8750

New York

Jim Barron / Ben Spicehandler

+1 (212) 687-8080

Fortress

Gordon E. Runté

+1 (212) 798-6082

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are generally identified by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “approximately,” “predict,” “intend,” “plan,” “estimate,” “anticipate,” “opportunity,” “pipeline,” “comfortable,” “assume,” “remain,” “maintain,” “sustain,” “achieve” or the negative version of those words or other comparable words. Forward-looking statements are not historical facts, but instead represent only Fortress’s beliefs as of the date of this press release regarding future events, many of which, by their nature, are inherently uncertain and outside of Fortress’s control. Numerous factors could cause actual events to differ from these forward-looking statements, and any such differences could cause our actual results to differ materially from the results expressed or implied by these forward-looking statements. Such factors include but are not limited to the following: (1) Fortress may be unable to obtain shareholder approval as required for the proposed merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Fortress may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Fortress may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Fortress’s funds; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (9) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; and (10) the risks described from time to time in Fortress’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of Fortress’s filings with the SEC. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Fortress to predict or assess the impact of every factor that may cause its actual results to differ from those expressed or implied in any forward-looking statements.

Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release, and you should not regard any forward-looking statement as a representation by Fortress or any other person that the future plans, estimates or expectations currently contemplated by Fortress will be achieved. Fortress can give no assurance that the expectations of any forward-looking statement will be obtained. Such forward-looking statements speak only as of the date of this press release. Fortress expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Fortress’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Important Additional Information

In connection with the proposed merger, Fortress intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Fortress will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT FORTRESS WILL FILE OR FURNISH WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed or furnished by Fortress with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Fortress via Fortress’s Public Shareholders section of its website at www.fortress.com or by contacting Investor Relations.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Fortress, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Fortress in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Fortress’s shareholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Fortress’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 8, 2016, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 25, 2016. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Fortress Public Shareholders section of its website at www.fortress.com.